[LETTERHEAD OF WELLS FARGO BANK, N.A.]

WAIVER

March 28, 2005

Wild Oats Markets, Inc.

3375 Mitchell Lane

Boulder, CO 80301

Attention: Chief Financial Officer

1. Reference is made in this Waiver (this "Waiver") to that certain Second Amended and Restated Credit Agreement, dated as of February 26, 2003, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of May 21, 2004, as further amended by that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of August 3, 2004, and as further amended by that certain Third Amendment to Second Amended and Restated Credit Agreement dated as of November 4, 2004 (as amended, the "Credit Agreement") among (i) WILD OATS MARKETS, INC., a Delaware corporation (the "Borrower"), (ii) each of the financial institutions listed in Schedule I to the Credit Agreement (collectively, the "Lenders") constituting Required Lenders, and (iii) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement.

2. Pursuant to Section 5.02(a) of the Credit Agreement, the Borrower has agreed, unless the Required Lenders shall otherwise consent in writing, not to permit any of the Loan Parties to create, incur, assume or permit to exist any Indebtedness except for certain "Permitted Indebtedness", which term includes, without limitation, Indebtedness consisting of Capital Leases, or Indebtedness otherwise incurred to finance the purchase or construction of property (which shall be deemed to exist if the Indebtedness is incurred at or within 90 days before or after the purchase or construction of the property), or to refinance any such Indebtedness, in each case entered into after the Closing Date, provided that the principal amount of such Indebtedness outstanding at any one time does not exceed $5,000,000 in the aggregate.

3. Pursuant to Section 5.03(a) of the Credit Agreement, the Borrower has agreed, unless the Required Lenders shall otherwise consent in writing, not to permit its Adjusted Leverage Ratio as at the end of the first Fiscal Quarter period after the Closing Date through the Fiscal Quarter period ending on April 2, 2005 to be greater than the ratios set forth therein.

4. Recently, the U.S. Securities and Exchange Commission (the "SEC") issued a letter dated February 7, 2005, in which it set forth the SEC’s view concerning the appropriate accounting under GAAP of (i) the amortization of leasehold improvements by a lessee in an operating lease with lease renewals, (ii) the pattern of recognition of rent when the lease term in an operating lease contains a period where there are free or reduced rents (commonly referred to as "rent holidays"), and (iii) incentives related to leasehold improvements provided by a landlord/lessor to a tenant/lessee in an operating lease (such letter, the "SEC Pronouncement").

5. Pursuant to the SEC Pronouncement, the Borrower has determined that it needs to restate its audited Financial Statements for its Fiscal Years 2000 through 2003 and its Financial Statements presented to the Lenders for Fiscal Year 2004. As a result of such restatements, (i) the Borrower will have failed to satisfy, and will continue to fail to satisfy, the covenant set forth in Paragraph 2 above in that the Borrower’s Permitted Indebtedness consisting of Capital Leases, or Indebtedness otherwise incurred to finance the purchase or construction of property, or to refinance any such Indebtedness, in each case entered into after the Closing Date will have exceeded, and will continue to exceed, $5,000,000 in the aggregate outstanding as of such times; and (ii) the Borrower will have failed to satisfy the covenant set forth in Paragraph 3 above in that the Borrower’s Adjusted Leverage Ratio as at the end of all such Fiscal Quarter periods will have been greater than the ratios set forth therein. The Borrower’s failure to satisfy the covenant described in clause (i) above would have resulted in the occurrence and the continuance of an Event of Default (such Event of Default, the "Permitted Indebtedness Event of Default") and the Borrower’s failure to satisfy the covenant described in clause (ii) above also would have resulted in the occurrence and the continuance of an Event of Default (such Event of Default, the "Adjusted Leverage Ratio Event of Default", and together with the Permitted Indebtedness Event of Default, the "Restatement Events of Default").

6. The Borrower has approached the Lenders and the Administrative Agent and requested that the Required Lenders waive the Borrower’s compliance with such covenants and the Lender’s rights and remedies under the Credit Agreement and the other Credit Documents with respect to occurrence and continuance of the Restatement Events of Default.

7. To induce the Administrative Agent and the Required Lenders to waive the Borrower’s compliance with such covenants and the Lender’s rights and remedies under the Credit Agreement and the other Credit Documents with respect to occurrence and continuance of the Restatement Events of Default, the Borrower has represented and warranted to the Administrative Agent and the Lenders that, on the date of this Waiver and after giving effect to the waiver set forth in Paragraph 8 below:

(a) The representations and warranties of the Loan Parties set forth in Article IV of the Credit Agreement and in the other Credit Documents are true and correct in all material respects as if made on the date hereof (except for representations and warranties expressly made as of a specified date, which are true and correct in all material respects as of such date);

(b) Except as described herein and in the Waiver dated March 31, 2005 among Borrower and the Lenders, no Default or Event of Default has occurred and is continuing;

(c) The Restatement Events of Default would not have occurred but for the SEC Pronouncement and the resulting restatement of the Borrower’s audited Financial Statements for the Fiscal Years 2000 through 2003 and its Financial Statements presented to the Lenders for Fiscal Year 2004; and

(d) The Credit Agreement, the Security Agreement, the Pledge Agreement and the Guaranty are in full force and effect.

8. Pursuant to Section 8.04 of the Credit Agreement, the Required Lenders executing this Waiver below hereby waive, subject to Paragraphs 9 and 10 below, the Borrower’s compliance with the covenants described in Paragraphs 2 and 3 above and the Restatement Events of Default that have occurred and are continuing as a result of such non-compliance.

9. Notwithstanding any of the foregoing, the waiver set forth in Paragraph 8 above shall only be effective with respect to such covenants and the Restatement Events of Default. The waiver set forth in Paragraph 8 above shall not (i) operate as a waiver of the Borrower’s requirement to comply with any other covenant set forth in the Credit Agreement or the other Credit Documents or of any other Event of Default, or (ii) constitute a waiver of any other provision of the Credit Agreement or any other Credit Document.

10. This Waiver shall become effective immediately upon execution of this Waiver by the Borrower and Lenders constituting the Required Lenders in the space provided below and shall continue in effect until (i) with respect to the Borrower’s failure to comply with the covenant described in Paragraph 2 above, May 15, 2005, and (ii) with respect to the Borrower’s failure to comply with the covenant described in Paragraph 3 above, through the Fiscal Quarter period ending on or around January 1, 2005; provided, however, that the Waiver with respect to the previously occurring Restatement Events of Default shall continue indefinitely.

11. This Waiver shall be governed by and construed in accordance with the laws of the State of Colorado without reference to conflicts of law rules. This Waiver may be executed in any number of identical counterparts, any set of which signed by all parties hereto shall be deemed to constitute a complete, executed original for all purposes.

IN WITNESS WHEREOF, each of the undersigned has caused this Waiver to be executed as of the day and year first above written.

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL

ASSOCIATION

By: /s/ Marc Rosenberg

Name: Marc Rosenberg

Title: Vice President

LENDERS:

WELLS FARGO BANK, NATIONAL

ASSOCIATION

By: /s/ Marc Rosenberg

Name: Marc Rosenberg

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By:

Name:

Title:

VECTRA BANK COLORADO N.A.

By: /s/ Steven Griffith

Name: Steven Griffith

Title: Senior Vice President

BANK OF AMERICA, N.A.

By: /s David R. Barney

Name: David R. Barney

Title: Senior Vice President

ACKNOWLEDGED AND AGREED:

 WILD OATS MARKETS, INC.

By: /s/ Freya R. Brier

Name: Freya R. Brier

Title: Senior Vice President